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                                                               EXHIBIT 23.3

                       [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of
U. S. Bancorp (formerly known as First Bank System, Inc.) on Form S-3 relating to the U.S. Bancorp Automatic Dividend Reinvestment and Common Stock Purchase Plan, of our report dated January 19, 1995, on our audit of the consolidated statements of income, shareholders' equity and cash flows of West One Bancorp and subsidiaries for the year ended December 31, 1994, which report is incorporated by reference in the U.S. Bancorp 1996 Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts".


                                               /s/ Coopers & Lybrand L.L.P.


Boise, Idaho
July 29, 1997